PROFESSIONALLY MANAGED PORTFOLIOS
Contractual Investment Advisory Fee Waiver Agreement

With

Otter Creek Advisors, LLC
(For Fiscal Periods Commencing November 1, 2019)

THIS CONTRACTUAL ADVISORY FEE WAIVER AGREEMENT (the “Agreement”) is effective as of November 1, 2019, by and between Professionally Managed Portfolios, a Massachusetts business trust (the “Trust”), on behalf of the series of the Trust listed in Schedule A, which may be amended from time to time (each a “Fund”), and the Advisor of the Fund, Otter Creek Advisors, LLC, a privately owned Florida corporation (the “Advisor”).

WITNESSETH:

WHEREAS, the Advisor renders advice and services to the Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Advisor as of the 27th day of February, 2015, as such agreement may be amended from time to time (the “Investment Advisory Agreement”); and

WHEREAS, the Fund is responsible for, and has assumed the obligation for, payment of management expenses pursuant to the Investment Advisory Agreement; and

WHEREAS, the Advisor realizes that the continuing success of the Advisor in managing the Fund is determined by the investment returns of the Fund and that excessive expenses would negatively impact such returns, and

WHEREAS, the Advisor desires to waive a certain amount of its advisory fees at the rates set forth in Schedule A and pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Fund) desires to allow the Advisor to implement such waivers;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1.Waiver of Advisory Fees. To minimize the negative impact of expenses on the Fund, the Advisor hereby agrees to contractually waive a portion of its advisory fees at the rates set forth in Schedule A for the term of this Agreement.  This waiver should not be construed to be a permanent reduction of the advisory fees of the Advisor.

2.Reimbursement of Fees and Expenses. The Advisor waives its right to receive reimbursement of the portion of its advisory fees that it has agreed to waive herein.

3.Term. This Agreement shall become effective as of November 1, 2019, and shall remain in effect for a period of sixteen (16) months, unless sooner terminated as provided in Paragraph 4 of this Agreement.  This Agreement will continue in effect for additional 12-month periods commencing March 1 (or for such different period as the Trustees shall specifically approve) with such amendments to Schedule A as the Advisor shall request, so long as such continuation is approved for the Fund annually by the Board of Trustees of the Trust.

4.Termination.  This Agreement may be terminated by the Trust on behalf of a Fund at any time without payment of any penalty or by the Board of Trustees of the Trust, upon sixty (60) days’ written notice to the

Advisor.  The Advisor may decline to renew this Agreement by written notice to the Trust at least thirty (30) days before the Agreement’s annual expiration date. This Agreement may not be terminated by the Advisor without the consent of the Board of Trustees of the Trust, which consent will not be unreasonably withheld.

5.Assignment.  This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

6.Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

7.Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

PROFESSIONALLY MANAGED PORTFOLIOS on behalf of its series listed on Schedule A		OTTER CREEK ADVISORS, LLC
By:	/s/ Elaine E. Richards	By:	/s/ Justin Beals
Name:	Elaine E. Richards	Name:	Justin Beals
Title:	President	Title:	Chief Compliance Officer

Schedule A

FUND AND WAIVER SCHEDULE – SERIES OF PROFESSIONALLY MANAGED PORTFOLIOS
(updated November 1, 2019)

Fund	Fee Waiver Rate
Otter Creek Long/Short Opportunity Fund	1.35%